                                                       Exhibit 99-B.4.111

                                  ING Life Insurance and Annuity Company

                                                FORM OF ENDORSEMENT

The Contract and the Certificate, if applicable, are hereby endorsed as follows:

Delete Section 10.01, Death Benefit, and replace it with the following:

(I)	The Company will pay any portion of the Individual Account value to the beneficiary when:

	(a)	The Participant dies before Annuity payments start; and

	(b)	The certified copy of the death certificate and a completed and signed election form is received in good order at the Home Office.

(II)	For each Individual Account, the death benefit is guaranteed to be the greater of (a) or (b) below, calculated as of the close of the New York Stock Exchange on the date the certified copy of the death certificate and a completed and signed election form is received in good order at the Home Office:

	(a)	The Adjusted Contribution Total, which is the sum of all net Contribution(s) to the Individual Account, adjusted for partial withdrawal amount(s) (this amount will never be less than zero); or

	(b)	The Individual Account value, excluding the Loan Account, plus aggregate positive MVA, as applicable.

(III)	The Adjusted Contribution Total in (II)(a) is initially equal to the first net Contribution. The Adjusted Contribution Total is then adjusted upon each subsequent net Contribution, loan repayment, or partial withdrawal. The adjustment for subsequent net Contribution and loan repayments made will be dollar for dollar. The adjustment for partial withdrawal amounts will be proportionate, reducing the Adjusted Contribution Total in the same proportion that the Individual Account value, excluding the Loan Account, was reduced on the date of the partial withdrawal. The proportionate adjustment on the Adjusted Contribution Total for each partial withdrawal is defined as the Adjusted Contribution Total at the time multiplied by the fraction A divided by B (A/B), where:

   A is the Individual Account value, excluding the Loan Account, immediately after a partial withdrawal; and

B is the Individual Account value, excluding the Loan Account, immediately before a partial withdrawal.

(IV)	If the amount of the death benefit in (II)(a) is greater than the amount in (II)(b), the Company will deposit the difference to the Individual Account. The amount, if any, will be deposited as of the business day the certified copy of the death certificate and a completed and signed election form is received in good order at the Home Office. If the beneficiary in that situation requests an immediate withdrawal or annuitization of the account, the amount paid will be the Individual Account value excluding the Loan Account plus any aggregate positive MVA, as applicable.

If the amount of the death benefit in (II)(a) is less than the amount in (II)(b) and the beneficiary requests an immediate withdrawal or annuitization of the account, the amount paid will be the Individual Account value excluding the Loan Account plus any aggregate positive MVA, as applicable, as of the business day the notice of death and the request for payment are received in good order at the Home Office.

A beneficiary may alternatively elect to defer distribution of the Individual Account value as permitted by the Code. In that situation, the amount paid to the beneficiary upon the actual date of withdrawal or annuitization will equal the Individual Account value, excluding the Loan Account, on the date the payment request is processed. The amount paid may be more or less than the amount of the death benefit determined in (II) above when the notice of death and election of the payment method was received. No additional death benefit is payable upon the beneficiary's death.

Delete Section 7.08, Application of the Market Value Adjustment, and replace it with the following:

Transfers or withdrawals from the GAA before the Maturity Date are subject to a market value adjustment, except for:

(a)	A one-month period following the Maturity Date on which we have automatically reinvested the value on the Maturity Date;

(b)	Distributions under certain systematic distribution options; and

(c)	When the withdrawal is equal to the minimum distribution amount required under the Code, using a method permitted by the Code and which we offer.

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For withdrawals and transfers from the GAA made to purchase Annuity payments under a life-contingent Annuity option, the amount withdrawn from the GAA is the greater of:

(a)	The aggregate market value adjustment amount which is the sum of all market value adjusted amounts calculated due to a withdrawal before the Maturity Date (which may be positive or negative); or

(b)	The amount in the GAA.

A MVA applies to amounts withdrawn to purchase Annuity payment under a period certain Annuity option.

We may change the GAA market value adjustment by notifying the Contract Holder in writing at least 90 calendar days before the change becomes effective. Any such change will apply only to guaranteed terms offered in deposit periods after the date the change becomes effective and will apply to existing and new Individual Accounts.

Endorsed and made part of the Contract and the Certificate, if applicable, on the Effective Date of the Contract and Certificate, and upon approval.

President ING Life Insurance and Annuity Company

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